Exhibit 99.1

Final
Media Contact:
William F. Campbell
Campbell Lewis Communications
(212) 995-8057
bill@campbelllewis.com

CLAYTON HOLDINGS NAMES D. KEITH JOHNSON
PRESIDENT AND CHIEF OPERATING OFFICER

——FORMER HEAD OF  LONG BEACH MORTGAGE JOINS CLAYTON——

SHELTON, CONN., May 2, 2006 —— Clayton Holdings, Inc.(NASDAQ:CLAY), an information and analytics company serving the debt markets, today announced that D. Keith Johnson has joined Clayton as President and Chief Operating Officer (COO).

Mr. Johnson was President and Chief Executive Officer of Washington Mutual’s (NYSE: WM) Long Beach Mortgage, one of the nation’s largest subprime lenders, from 2003 until March of this year. At Long Beach, he managed a staff of more than 2,500 and grew the company’s origination volume from approximately $600 million to more than $3 billion per month. Prior to joining Long Beach, Mr. Johnson was Executive Vice President and Chief Operating Officer of the Commercial Group of Washington Mutual that served multifamily, commercial real estate, mortgage banking and home building clients. Mr. Johnson joined at WAMU in 2001 after its acquisition of Bank United.

Mr. Johnson joined Bank United as Chief Financial Officer of its mortgage division in 1986. He remained on after Lewis Ranieri acquired the bank in 1988 and was part of the senior management team that grew Bank United from a $4 billion to a $24 billion institution. In addition to his finance responsibilities, Mr. Johnson served in a variety of executive roles including operations, sales and capital markets.

Mr. Johnson began his career as an auditor for Arthur Andersen & Co. and has a Bachelor’s degree in Accounting from Eastern Michigan University. He has served on the board of directors for the Consumer Credit Counsel of Texas and as a board trustee for the Forest Ridge School of the Sacred Heart in Bellevue, WA.

“Keith has run one of the country’s most successful nonprime lenders, headed a group that lends to the mortgage and real estate industries and been part of one of the most notable growth stories in the thrift industry,” said Frank Filipps, Chief Executive Officer of Clayton Holdings. “What he brings to Clayton Holdings is a deep understanding of the dynamics of both origination and securitization, and the skills and track record to improve the efficiency of our clients’ operations and our own.”

“Clayton Holdings is well-positioned to play an increasingly important role in some of the largest and fast-growing sectors of the mortgage and debt markets,” said Mr. Johnson. “This is an exciting time to come aboard.”

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services. Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services. Additional information is available at www.clayton.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “result,” “should”, “will” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties, both known and unknown and often beyond our control, and are not guarantees of future performance insofar as actual events or results may vary materially from those anticipated. Factors that may cause such a variance include, among others, those discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.